EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (Thousands Except Per Share Amounts)

                                                 Year Ended March 31
                                           1996          1995         1994
Primary Earnings Per Share

Net income (loss)                        $16,670       $ 9,324      $(13,876)
Preferred stock dividends                      2             3             3
                                         $16,668       $ 9,321      $(13,879)

Shares outstanding
  Weighted average common shares          12,341        12,354        12,438
  Net common shares issuable on                                        Anti-
    exercise of stock options                 37             1       dilutive
  Average common shares outstanding
    as adjusted                           12,378        12,355        12,438

Primary earnings (loss) per share        $  1.35       $   .76      $  (1.12)

Fully Diluted Earnings Per Share

Net income                               $16,670       $ 9,324          A
Interest on convertible debentures,                                     n
  net of applicable income taxes                             8          t
                                         $16,670       $ 9,332          i
                                                                        d
Shares outstanding                                                      i
  Average common shares as adjusted                                     l
    for primary computation               12,378        12,355          u
  Common shares issuable if the                                         t
    preferred stock and convertible                                     i
    debentures were converted at                                        v
    the beginning of the year                  5            32          e
  Additional common shares issuable
    on exercise of stock options              13             1
  Average common shares outstanding
    as adjusted                           12,396        12,388

Fully diluted earnings per share         $  1.35       $   .75








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